SPIRIT AEROSYSTEMS HOLDINGS, INC.
AMENDED AND RESTATED 2014 OMNIBUS INCENTIVE PLAN

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

Grantee: Patrick Shanahan
Award: 272,573 Restricted Stock Units
Grant Date: 30-June-2024
Fair Market Value on Grant Date: $32.87 USD

This Time-Based Restricted Stock Unit Award Agreement (the “Award Agreement”) is dated as of the Grant Date by and between the Grantee and Spirit AeroSystems Holdings, Inc. (the “Company”), pursuant to the Spirit AeroSystems Holdings, Inc. Amended and Restated 2014 Omnibus Incentive Plan (as amended from time to time, the “Plan”) and the Company’s Long-Term Incentive Program (as amended from time to time, the “LTIP”). Capitalized terms not defined in this Award Agreement have the meanings as used or defined in the Plan.

1.Award. Pursuant to the Plan and the LTIP, the Company hereby awards to the Grantee this award of Restricted Stock Units (this “Award”), contingent upon, and effective as of, the approval by the Company’s Board of Directors (the “Board”) of that certain Agreement and Plan of Merger (the “Merger Agreement”), among the Company, The Boeing Company, a Delaware corporation (“Parent”), and a direct, wholly owned merger subsidiary of Parent (“Merger Sub”), pursuant to which, among other things and subject to the terms and conditions therein, Merger Sub will be merged with and into the Company (the “Merger”). Each Restricted Stock Unit represents the right to receive one Share, subject to the terms and conditions set forth in this Award Agreement, the Plan, and the LTIP, including but not limited to the vesting conditions contained in Paragraph 2.

2.Vesting and Expiration of Restricted Period. Except as otherwise provided herein or in the Plan or the LTIP, the Restricted Stock Units will vest and the Restricted Period will expire on the earlier of (a) the one-year anniversary of the Grant Date and (b) the consummation of the Merger, subject to the Grantee’s continued employment by the Company or an Affiliate of the Company through the earlier of such dates, following the Grant Date pursuant to the following vesting schedule:

Years of Service After the Grant Date	Vested Percentage
Less than 1	0%
1; or consummation of the Merger, if earlier	100%

Notwithstanding the foregoing, the Committee may at any time, in its sole discretion, credit the Grantee with additional service or otherwise accelerate vesting or remove restrictions with respect to the Restricted Stock Units, if the Committee determines, in its sole discretion, it is in the best interests of the Company to do so.

3.Delivery. Except as otherwise provided herein, as soon as administratively feasible following the earlier of (a) the date on which the Restricted Stock Units vest pursuant to the schedule prescribed in Paragraph 2 or (b) upon the Grantee’s death or Disability, in accordance with Paragraph 6 below (but in all cases, no later than 60 days following such payment event, except in the case of death, in which case, payment can be at any time permitted under Code Section 409A), the Company will deliver to the Grantee one Share for each outstanding Restricted Stock Unit granted hereunder. Notwithstanding the foregoing, the Company may, in its sole discretion, (a) elect to pay cash in respect of all or part of such Restricted Stock Units or (b) defer the delivery of Shares beyond the date on which such Restricted Stock Units vest, if such extension would not cause adverse tax consequences under Code Section 409A. If cash is paid in respect of all or part of the Restricted Stock Units granted hereunder, the amount of cash paid will be equal to the Fair Market Value of the Shares as of the date on which the applicable Restricted Stock Units vest.

4.Dividends. Any dividends payable on Shares corresponding to the Restricted Stock Units granted hereunder will be held and accumulated by the Company in the form of Dividend Equivalents until such Restricted Stock Units vest. To the extent Dividend Equivalents are accumulated with respect to the Restricted Stock Units, they will be delivered (without interest) to the Grantee within 30 days following the date on which the Restricted Stock Units vest. The Grantee’s right to any Dividend Equivalents is subject to forfeiture provisions, as set forth in Paragraph 5.

5.Forfeiture. Except as provided in Paragraph 2 or Paragraph 6 and Section 15.7 of the Plan, or as otherwise determined by the Committee, upon the Grantee’s Termination prior to vesting and the expiration of the Restricted Period, any outstanding, unvested Restricted Stock Units will be forfeited. No Dividend Equivalents will be paid in respect to such forfeited Restricted Stock Units.

6.Death or Disability. Notwithstanding any other provision of this Award Agreement or the Plan, upon the Grantee’s death or Disability prior to vesting and the expiration of the Restricted Period, the Grantee will fully vest in his outstanding, unvested Restricted Stock Units.

7.Clawback Policy/Recoupment. This Award of Restricted Stock Units is subject to the clawback provisions of Section 15.20 of the Plan, any applicable law and any Company policy on the recovery of compensation, as it exists now or as later adopted and as amended and in effect from time to time. For these purposes, the parties acknowledge that this Award Agreement is deemed to provide the Committee with discretion to take all actions permitted by Section 15.20, and the Committee is deemed to have provided for all forfeiture and repayment requirements with respect to this Award, as described therein.

Date of Grant is the Vesting Schedule Commencement Date

8.Transferability and Resale Restrictions. Prior to vesting and the expiration of the Restricted Period, the Restricted Stock Units and the rights relating thereto may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Grantee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance will be void and unenforceable against the Company or any Affiliate. Any Shares delivered pursuant to this Award Agreement will be subject to such conditions and restrictions on transfer (if any) as are set forth in the Company’s certificate of incorporation and bylaws, as well as any stockholders agreement and any other agreement entered into with respect to such Shares.

9.Tax Representations and Tax Withholding. By accepting this Award, the Grantee acknowledges and agrees that regardless of any action the Company or, if different, the Affiliate employing the Grantee (the “Employer”) takes with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items associated with the Restricted Stock Units is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, the delivery of the Shares, the subsequent sale of Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items. Further, if the Grantee is subject to tax in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations for Tax-Related Items of the Company and/or the Employer. In this regard, the Grantee authorizes the Company and the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items legally applicable to the Grantee (with respect to the Restricted Stock Units granted hereunder as well as any equity awards previously received by the Grantee under any Company stock plan) by one or a combination of the withholding methods set forth under Section 15.3 of the Plan.

Depending on the withholding method, the Company and/or Employer may withhold or account for Tax-Related Items by considering statutory withholding rates or other applicable withholding rates, including maximum rates applicable in the Grantee’s jurisdiction(s). In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares, or if not refunded, the Grantee may seek a refund from the applicable tax authorities. In the event of under-withholding, the Grantee may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by

Date of Grant is the Vesting Schedule Commencement Date

withholding in Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of Shares is held back solely for purposes of paying the Tax-Related Items.

The Grantee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the withholding methods set forth under Section 15.3 of the Plan. The Company may refuse to issue or deliver to the Grantee any Shares or proceeds from the sale of Shares if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

10.Nature of Grant. In accepting the grant of the Restricted Stock Units, the Grantee acknowledges, understands and agrees that:

a.    the Plan and the LTIP are established voluntarily by the Company, they are discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan and the LTIP;

b.    the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of an award, or benefits in lieu of an award, even if Restricted Stock Units have been granted in the past;

c.    all decisions with respect to future grants of Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

d.    the Grantee is voluntarily participating in the Plan and LTIP;

e.    the Restricted Stock Units and the Shares subject to the Restricted Stock, and the income from and value of same, are not intended to replace any pension rights or compensation;

f.    the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

g.    unless otherwise agreed with the Company in writing, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of an affiliate;

h.    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

Date of Grant is the Vesting Schedule Commencement Date

i.    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of the Grantee’s Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment or service agreement, if any); and

j.    neither the Company nor the Employer shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Grantee pursuant to the settlement of Grantee's or the subsequent sale of any Shares acquired upon settlement.

11.Entire Agreement. The Plan and the LTIP are incorporated herein by reference. This Award Agreement, the Plan and the LTIP constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. Except as otherwise set forth herein, this Award Agreement shall be construed in accordance with the provisions of the Plan and if and to the extent that this Award Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Award Agreement shall lie within its sole discretion, as the case may be, and shall be final, conclusive and binding on the Grantee and all persons claiming under or through the Grantee.

12.Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Award Agreement, such provision will be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Award Agreement will remain in full force and effect.

13.Amendment. The Committee may, to the extent consistent with the terms of this Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, this Award or this Award Agreement, prospectively or retroactively, except that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of the Grantee under this Award Agreement will not be effective without consent of the Grantee. Except as provided in Section 14.1 of the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time.

14.No Obligation to Employ. Nothing in this Award Agreement or the Plan will be construed as giving the Grantee any right to be retained in the employ or service of the Company or any Affiliate. The Company or any Affiliate may at any time dismiss the Grantee from employment or discontinue any consulting relationship, free from any liability or any claim

Date of Grant is the Vesting Schedule Commencement Date

under this Award Agreement and the Plan, unless otherwise expressly provided in this Award Agreement or the Plan. By accepting this Award, the Grantee will be deemed to have waived any claim to continued exercise or vesting of this Award or to damages or severance entitlement related to non-continuation of this Award beyond the period provided under this Award Agreement or the Plan, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Company or any Affiliate and the Grantee, whether any such agreement is executed before, on, or after the Grant Date.

15.Notices and Information. Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to the Grantee shall be in writing and addressed to the Grantee at the Grantee’s last known address on file with the Company. All notices shall be deemed to have been given or delivered upon: (i) personal delivery; (ii) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (iii) one (1) business day after deposit with any return receipt express courier (prepaid); or (iv) one (1) business day after transmission by facsimile. For additional information regarding this Award Agreement, the LTIP, the Plan or the administrators of the Plan, please contact the Company’s Corporate Secretary at 3801 South Oliver, Wichita, Kansas 67210, (316) 526-9000.

16.Language. The Grantee acknowledges that he is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable the Grantee to understand the provisions of this Award Agreement, the Plan and the LTIP. If the Grantee has received this Award Agreement or any other document related to the Plan or the LTIP translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17.Electronic Delivery and Acceptance. The Company, in its sole discretion, may decide to deliver any documents related to current or future participation in the Plan and the LTIP by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan and the LTIP through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.Successors. The Company may assign any of its rights under this Award Agreement. This Award Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

19.GOVERNING LAW AND VENUE. THIS AWARD AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND PERFORMED WHOLLY WITHIN THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF. FOR ANY LEGAL ACTION RELATING TO THIS AWARD AGREEMENT, THE PARTIES TO THIS AWARD AGREEMENT CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE

Date of Grant is the Vesting Schedule Commencement Date

OF THE FEDERAL COURTS OF THE STATE OF KANSAS, USA, AND, IF THERE IS NO JURISDICTION IN FEDERAL COURT, TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE COURTS IN SEDGWICK COUNTY, KANSAS, USA.

20.Headings. The headings in this Award Agreement are for convenience of reference only, and in the event of any conflict, the text of this Award Agreement, rather than such headings will control.

Date of Grant is the Vesting Schedule Commencement Date

SPIRIT PROPRIETARY
IN WITNESS WHEREOF, SPIRIT AEROSYSTEMS HOLDINGS, INC. has
caused this Award Agreement to be duly executed and delivered as of the Grant Date.

By:	/s/ Justin Welner
SPIRIT AEROSYSTEMS HOLDINGS, INC.
Name: Justin Welner
Title: Senior VP, Chief Administration
Officer and Chief Compliance Officer